UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2013

VANTAGESOUTH BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32951	45-2915089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

(Address of principal executive offices)

(919) 659-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 12, 2013, VantageSouth Bancshares, Inc. (the “Company”) entered into a Subordinated Note Purchase Agreement with eleven accredited investors under which the Company issued an aggregate of $36,050,000 of subordinated notes (the “Notes”) to the accredited investors. The Notes have a maturity date of August 12, 2023. The Notes bear interest, payable on the 1st of January and July of each year, commencing January 1, 2014, at a fixed interest rate of 7.625% per year. On August 14, 2013, the Company entered into a Subordinated Note Purchase Agreement under which the Company issued a $2,000,000 subordinated note with an accredited investor on the same terms as the Notes.

The Notes are not convertible into common stock or preferred stock, and the Notes are not callable by the Company or subject to prepayment at the option of the holders. If an event of default occurs, such as the bankruptcy of the Company, the holder of a Note may declare the principal amount of the Note to be due and immediately payable. The Notes will be unsecured, subordinated obligations of the Company and will rank junior in right of payment to the Company’s senior indebtedness and to the Company’s obligations to its general creditors.

The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The Company expects to contribute most of the net proceeds from the sale of the Notes to its subsidiary, VantageSouth Bank.

The Notes were offered and sold in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder. Accordingly, the Notes were offered and sold exclusively to persons who are “accredited investors” within the meaning of Rule 501(a) of Regulation D.

This description of the Notes does not purport to be complete and is qualified in its entirety by reference to the form of Subordinated Note which is attached as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit

Exhibit No.	Description of Exhibit

Exhibit 4.1	Form of Subordinated Note Certificate

Exhibit 10.1	Form of Subordinated Note Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2013	VANTAGESOUTH BANCSHARES, INC.

	By:	/s/ Terry S. Earley
Terry S. Earley Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

Exhibit 4.1	Form of Subordinated Note Certificate

Exhibit 10.1	Form of Subordinated Note Purchase Agreement